EXHIBIT 10.34

Confidential treatment has been requested for the redacted portions. The confidential redacted portions have been filed separately with the Securities and Exchange Commission.

MEMORANDUM OF UNDERSTANDING

USEC / ATK / HEXCEL

AMERICAN CENTRIFUGE PROGRAM
__________________________

1. Parties

USEC Inc. (“USEC”), a Delaware corporation with a principal place of business at Bethesda MD, ATK Space Systems Inc. (“ATK”), a Delaware corporation with a principal place of business at Salt Lake City UT, and Hexcel Corporation (“Hexcel”), a Delaware corporation with a principal place of business at Stamford CT, hereby enter into this Memorandum of Understanding (“Memorandum”) dated as of August 16, 2007. This Memorandum will become effective on the “Effective Date” as defined in Section 9.

2. Scope

USEC has received from the U.S. Nuclear Regulatory Commission (“USNRC”) a license to construct and operate a uranium enrichment plant at Piketon Ohio and is in the process of demonstrating its next-generation uranium enrichment technology for use at the plant.

ATK has contracted with USEC to assist USEC in the development, design and assembly of composite rotors for demonstration of USEC’s enrichment technology. Once satisfactory performance and cost data have been obtained from testing, it is USEC and ATK’s intention to enter into a contract whereby ATK will manufacture and deliver, on  a schedule that supports USEC’s requirements, approximately 11,500 rotors, plus a sufficient number of spare rotors, that are estimated to be required to construct a commercial centrifuge uranium enrichment plant with an initial capacity of about 3.8 million SWUs (hereinafter referred to as the American Centrifuge Plant or “ACP” which term includes any similar or substitute centrifuge program undertaken by USEC). It is estimated that the assembly of composite rotors for the ACP will require approximately ***** of intermediate modulus carbon fiber and approximately ***** of carbon fiber prepreg.

In order to assure that a sufficient supply of intermediate modulus carbon fiber will be available for the ACP, Hexcel is willing to increase its capacity for producing intermediate modulus carbon fiber at its facility in Salt Lake City UT (the “SLC Facility”) and to supply intermediate modulus carbon fiber required by the ACP, provided, however, that (i) USEC  purchases, or causes ATK to purchase, from Hexcel ***** of the intermediate modulus carbon fiber required for the ACP, and (ii) USEC advances $10 million to Hexcel against future purchases of the intermediate modulus carbon fiber (the “Advance Payment”), all as subject to the terms and conditions set forth in this Memorandum. Hexcel is also willing to supply the carbon fiber prepreg required by the ACP *****, provided, however, that (i) USEC provides Hexcel a notice of its intent to purchase the carbon fiber prepreg as provided in Section 6(B), and (ii) USEC purchases, or causes ATK to purchase, from Hexcel certain amounts of carbon fiber prepreg for the ACP.   Hexcel’s product designations for these requirements of carbon-based products are ***** (“IM Fiber) and ***** (“Prepreg”).

*****

Other than for this Memorandum, Hexcel is not a party to any agreement or other arrangement made or to be made between USEC and ATK respecting any aspect of the ACP.

3. Product Use

USEC and ATK agree that IM Fiber and Prepreg purchased will be used solely for the ACP and will not be used or resold for any other purpose, except as permitted under this Memorandum. In the event that ATK or USEC has excess IM Fiber (not to exceed a cumulative total of *****) that it desires to sell for purposes other than for the ACP, Hexcel will have a right of first refusal to purchase the excess IM Fiber at a price offered by ATK or USEC. If Hexcel declines to purchase the IM Fiber offered, ATK or USEC may sell such excess fiber to a third party but not at a price below that offered to Hexcel without first offering the fiber to Hexcel at the lower price. Hexcel’s purchase of excess IM Fiber will not reduce USEC or ATK’s commitments regarding the purchase IM Fiber under this Memorandum.

4.  Carbon Fiber Capacity Expansion

Hexcel has represented to USEC that the current and projected market demand for all types of carbon fiber made by Hexcel is such that Hexcel will need to expand its carbon fiber capacity to meet USEC and ATK’s requirements for IM Fiber for the ACP by adding a new carbon fiber line at the SLC Facility (the “New Line”).

The New Line will be scheduled for completion no later than December 31, 2008. This is a target completion date and is subject to extension by delays caused by events consistent with “Force Majeure” as defined in Section 11 (as extended, the “Completion Date”).

USEC and ATK in good faith will cooperate with Hexcel to qualify, within three full calendar months after the Completion Date, the New Line and any existing carbon fiber manufacturing lines providing IM Fiber that may be used on the ACP so that such lines meet the specification attached as Attachment A to Exhibit J (the “Carbon Fiber Specification”), at no cost to USEC or ATK.  USEC and ATK will also, in good faith, cooperate with Hexcel to confirm that the new and existing ***** lines supporting the IM Fiber will manufacture precursor that enables such carbon fiber manufacturing lines to meet the Carbon Fiber Specification, at no cost to USEC or ATK. *****

5.  Advance  Payment

USEC will advance $10 million by wire transfer to Hexcel payable in three installments as follows:

The first installment within 10 days after the Effective Date . . . .   . . $4.0 million
The second installment within 90 days after the Effective Date . . . .      $3.0 million
The third installment within 180 days after the Effective Date . . . . . . .$3.0 million

Hexcel will not segregate these funds nor hold them in trust for USEC or ATK.  Hexcel may draw on the funds immediately upon receipt. If USEC fails to make any installment payment within thirty days after it is due, all remaining installments will be due and payable immediately.

Hexcel will procure a letter of credit in favor of USEC as security against Hexcel’s failure to meet its obligation to fully or partially return the Advance Payment to USEC under the terms and conditions of this Memorandum (the “Hexcel Repayment Obligation”). USEC will not be entitled to draw on the letter of credit unless Hexcel is in default of a Hexcel Repayment Obligation for thirty days after notice of default by USEC, and then USEC may draw on the letter only for the amount in default. The letter of credit amount will be $4.0 million initially and will increase correspondingly with the payment of each USEC installment and decrease with each credit or forfeiture (as provided in Sections 6 and 7 below) so that the amount of the letter of credit will be equal to the Hexcel Repayment Obligation from time to time outstanding.

Hexcel and USEC agree that the letter of credit will expire when any of the following events has occurred: (i) the discharge of the Hexcel Repayment Obligation or (ii) the termination of this Memorandum by any Party, except for a termination by USEC for a “Continuing Default” by Hexcel (as defined in Section 10). Hexcel agrees to bear its expense associated with obtaining and maintaining the letter of credit, including any fees or other charges imposed by the issuing bank. Hexcel and USEC will use reasonably commercial efforts to cooperate to procure the letter of credit to meet the terms contemplated hereunder including that the form of the letter of credit and the issuer bank be reasonably acceptable to USEC and Hexcel.

6.  Supply Arrangements with USEC and ATK for the ACP

(A) Purchase and Supply of IM Fiber for the ACP

USEC agrees to purchase, or cause ATK to purchase, from Hexcel (i) ***** of its requirements of intermediate modulus carbon fiber for the ACP; (ii) at least ***** of intermediate modulus carbon fiber for the ACP and (iii) as described in Table 2 on Schedule A, the minimum amount of intermediate modulus carbon fiber shown for that month, or per an agreed-to monthly delivery schedule negotiated by ATK and Hexcel in the 3rd quarter of any year for the upcoming year’s supply. Hexcel agrees to supply to ATK/USEC intermediate modulus carbon fiber which USEC is obligated to purchase, or cause ATK to purchase, from Hexcel for the ACP.  Hexcel will meet these obligations to supply the intermediate modulus carbon fiber by supplying Hexcel’s IM Fiber.  USEC’s obligation to purchase or cause ATK to purchase intermediate modulus carbon fiber from Hexcel is subject to Hexcel satisfying its obligations under Section 4(a) of the Hexcel/ATK Supply Agreement, which includes the obligation of Hexcel to meet the Carbon Fiber Specification and delivery requirements resulting from this Memorandum.

(B) Purchase and Supply of Prepreg for the ACP

On or before July 15, 2008, USEC may, at its option, provide a notice to Hexcel (the “Prepreg Supply Notice”) that USEC intends to purchase, or cause ATK to purchase, from Hexcel carbon fiber prepreg for the ACP.  The notice will include a proposed schedule for delivery of the amounts of carbon fiber prepreg, by month.  The parties will not be obligated to purchase or supply Prepreg unless and until a purchase order is issued to and accepted by Hexcel; Hexcel will meet any obligations to supply carbon fiber prepreg by supplying Hexcel’s Prepreg. The quantities, schedules and lead times for the deliveries of carbon fiber prepreg will be agreed between ATK/USEC and Hexcel, taking into account Hexcel’s internal and customer needs, availability of raw materials and fibers, capacity and other manufacturing and shipping considerations.  Any USEC obligation to purchase or cause ATK to purchase carbon fiber prepreg from Hexcel is subject to Hexcel satisfying its obligations under Section 4(a) of the Hexcel/ATK Supply Agreement, which includes the obligation of Hexcel to meet specifications and delivery requirements resulting from this Memorandum.  The specification for carbon fiber prepreg will be negotiated in good faith between Hexcel and USEC and, upon agreement, will be incorporated into this Memorandum.

(C) Terms and Conditions of Purchase and Supply

Hexcel and ATK are parties to an existing supply agreement (i.e. that certain Memorandum of Agreement between Hexcel and ATK as revised through December 8, 2005 (the “Hexcel/ATK Supply Agreement”) which provides for the terms of sale by Hexcel to ATK of certain products other than IM Fiber and Prepreg. To facilitate the purchase of USEC’s ACP requirements for carbon fiber and carbon fiber prepreg through ATK, Hexcel and ATK agree that, as of the Effective Date:

(i)   The Hexcel/ATK Supply Agreement will be amended by adding “Exhibit J” thereto substantially in the form as set forth in Schedule A to this Memorandum;

(ii)  Sections 3, 4(b) and (d), 8(b), 9 and 18 of the Hexcel/ATK Supply Agreement will be disregarded;

(iii) The “ATK Composites Procurement Terms and Conditions (Effective April 1, 2003 as Modified for Hexcel Corporation),” which is incorporated into the Hexcel/ATK Supply Agreement, will be modified as set forth in Schedule B to this Memorandum; and

(iv) The terms of this Memorandum, including the Carbon Fiber Specification, will supersede any inconsistent provisions of the Hexcel/ATK Supply Agreement, and the Hexcel/ATK Supply Agreement will be interpreted to be consistent with this Memorandum and the Carbon Fiber Specification.

The Hexcel/ATK Supply Agreement will remain unaffected by any of the foregoing clauses (i) - (iv) for products other than IM Fiber and Prepreg for the ACP.

Hexcel and ATK will not modify the pricing (other than pursuant to any applicable escalation formula), minimum quantities, delivery schedules, or specifications of IM Fiber and Prepreg without the consent of USEC which shall not be unreasonably withheld.

(D)  Direct Purchases by USEC

Without affecting the rights and obligations of USEC and ATK to one another as provided in any agreement between ATK and USEC (which agreement takes precedence as between USEC and ATK), USEC may purchase IM Fiber and Prepreg directly from Hexcel on the terms and conditions applicable under the Hexcel/ATK Supply Agreement as amended by the foregoing clauses (i) - (iv) (the “USEC Purchase Terms”). Except to the extent of any direct purchases by USEC pursuant to this Memorandum, ATK will purchase IM Fiber and Prepreg under the Hexcel/ATK Supply Agreement.  A USEC offer to purchase IM Fiber or Prepreg directly from Hexcel will only be effective if it: (i) is made in accordance with the USEC Purchase Terms; (ii) is for not less than a minimum monthly quantity; (iii) is notified in writing to Hexcel by USEC and ATK jointly at least sixty days in advance of the scheduled delivery date; and (iv) would not have the effect of imposing any additional or greater obligations on Hexcel than if such direct purchase had not been made. No failure of either USEC or ATK to purchase IM Fiber or Prepreg will relieve the other of the obligation to purchase IM Fiber and Prepreg in accordance with this Memorandum or the Hexcel/ATK Supply Agreement.

(E) Pricing

The prices for IM Fiber and Prepreg, including provision for the escalation of prices, are set forth in Exhibit J and Section 7. However, in recognition of the Advance Payment made by USEC, Hexcel will reduce the IM Fiber price by *****, of IM Fiber purchased by USEC and ATK for the ACP, up to a maximum aggregate price reduction equal to the Advance Payment less the amounts forfeited by USEC to Hexcel under Section 7(B).  For avoidance of doubt, price escalations will be determined before application of any price reduction.

7.  Additional Obligations

(A) Abandonment of the ACP.

USEC acknowledges that it is necessary for Hexcel to expand the SLC Facility to supply IM Fiber for the ACP, and that in so doing Hexcel will undertake considerable expense and effort to design and construct the New Line to meet USEC and ATK’s requirements for supply. Among other things, Hexcel will employ its personnel for design and planning, commit to ordering long lead-time equipment, retain third party engineering and other services, procure appropriate approvals and employ its capital resources. USEC further acknowledges that if the ACP is abandoned Hexcel would suffer substantial damages and that such damages cannot be determined with reasonable certainty at this time.

Accordingly, in the event that USEC, for any reason whatsoever, abandons the ACP (as evidenced by a notice signed by the chief executive officer of USEC which references this Memorandum and which is delivered to Hexcel no later than seven days following the final corporate action by USEC necessary to abandon) before the start of the first month in which the minimum quantity of  IM Fiber is required to be purchased as set forth in Exhibit J (such event being a “Section 7(A) Event”), USEC will pay Hexcel damages equal to the sum of (i) Hexcel’s actual expenditures for the New Line, (ii) Hexcel’s obligations incurred to suppliers, contractors and other third parties for deliveries and work performed for the New Line, and (iii) Hexcel’s reasonable costs incurred in connection with suspension or termination of work on the New Line (should Hexcel, at its option, decide to suspend or terminate construction of the New Line), including settled and unsettled claims asserted against Hexcel, all as of the delivery date of the notice to Hexcel of the Section 7(A) Event (the aggregate amount payable by USEC being the  “Damage Amount”). The maximum Damage Amount under this Section 7(A) will be $10 million. The Damage Amount will be paid by USEC within ten days after Hexcel submits reasonable evidence of the determination of the Damage Amount, provided, however, (i) that USEC’s payment will be reduced by any Advance Payment previously made, and (ii) that Hexcel will return to USEC the amount, if any, by which any Advance Payment previously made exceeds the Damage Amount. In addition, should Hexcel complete the New Line, it will pay USEC at the rate of ***** produced on the New Line and sold or used by Hexcel prior to December 31, 2011, up to a maximum aggregate payment equal to the Damage Amount paid by USEC. Hexcel will have no obligation to maximize this payment by selling or using fiber from the New Line if it can otherwise obtain fiber from its other production lines.  Hexcel will make these payments, if any, to USEC within sixty days after the end of the month in which the payment amount is earned.

The Damage Amount payable by USEC will be the exclusive liability of USEC to Hexcel, and the exclusive remedy of Hexcel against USEC, arising from a Section 7(A) Event. Neither USEC nor ATK will be liable to Hexcel for any other actual, consequential, special, indirect, or incidental damages including loss of use or loss of profits, under any theory of law or equity, arising from a Section 7(A) Event. In addition, upon the occurrence of a Section 7(A) Event, the obligations of USEC to purchase IM Fiber and Prepreg, and the obligation of Hexcel to supply IM Fiber and Prepreg under this Memorandum and the Hexcel/ATK Supply Agreement automatically will terminate, in each case without liability of a Party to any other Party except for liabilities accrued prior to termination and the obligations of USEC and Hexcel to make payments under this Section 7(A).

(B) Failure to Purchase IM Fiber Monthly Minimum for the ACP

If a Section 7(A) Event has not occurred, and neither USEC nor ATK purchases, in any month commencing November 2008 through December 2011, the minimum quantity of IM Fiber set forth in Exhibit J (for any reason other than a failure to deliver, in accordance with this Memorandum, IM Fiber by Hexcel), USEC will forfeit to Hexcel out of the Advance Payment an amount (the “Forfeited Amount”) equal to the aggregate price reduction that would have been applied on the quantity of IM Fiber by which the amount purchased is less than the minimum quantity. Hexcel will have no obligation to credit the Forfeited Amount against other purchases of IM Fiber or Prepreg or to supply in any other month the quantity of IM Fiber not purchased.

Except as provided in the last paragraph of this Section 7(B), the remedy in the prior paragraph is the exclusive remedy for the failure to purchase the monthly minimum in any month, but does not adversely affect Hexcel’s rights against USEC and ATK with respect to the purchase of IM Fiber in accordance with Sections 6(A)(i) and 6(A)(ii) of this Memorandum and the Hexcel/ATK Supply Agreement, but the Forfeited Amount will be applied by Hexcel as a credit against any other damages that Hexcel may suffer.

In addition, if the Advance Payment has been reduced to zero by any combination of the fiber price reductions described in Section 6(E), the amounts forfeited by USEC under Section 7(B) and the payments made to USEC under Section 7(C), then Hexcel may, in accordance with Section 10, terminate the obligations of USEC to purchase IM Fiber and Prepreg, and the obligation of Hexcel to supply IM Fiber and Prepreg under this Memorandum, the USEC Purchase Terms and the Hexcel/ATK Supply Agreement, in each case without any liability to any other Party except for liabilities accrued prior to termination.

           (C)  Pricing Of IM Fiber based on Purchases of Prepreg for the ACP

If a Section 7(A) Event has not occurred, the price of IM Fiber to be purchased by USEC/ATK is based on the volume of Prepreg that is purchased, as described on Schedule A.

(D)  Late Delivery of IM Fiber for the ACP

Hexcel’s obligations to supply IM Fiber for the ACP will be governed solely by this Memorandum, the USEC Purchase Terms and the Hexcel/ATK Supply Agreement.  In the event Hexcel is late in delivery of either IM Fiber, Hexcel will pay ATK a penalty, commencing on the 16th day of delay, equal to ***** of the then current price of the delayed IM Fiber, per day of delay, until the date of delivery of the delayed IM Fiber to ATK. The penalty is limited to a cap of *****. Notwithstanding anything to the contrary contained herein, in no event will Hexcel be liable to USEC or ATK for any consequential, special, indirect, or incidental damages, including loss of use or loss of profits, under any theory of law or equity, for any matter arising out of under this Memorandum, the USEC Purchase Terms or the Hexcel/ATK Supply Agreement.

The payment of such amount will not adversely affect the rights of USEC and ATK  against Hexcel with respect to the purchase of IM Fiber in accordance with other Sections of this Memorandum and the Hexcel/ATK Supply Agreement.

(E) Failure to Qualify the New Line

If through no fault of USEC and ATK the New Line is not qualified by December 31, 2008,  Hexcel will return to USEC, within ten days after such date, the Advance Payment less any previously Forfeited Amount under Section 7(B). The return of the Advance Payment will be the exclusive liability of Hexcel to USEC and ATK, and the exclusive remedy of USEC and ATK against Hexcel, arising from the failure to qualify the New Line. Hexcel will not be liable to USEC or ATK for any actual, consequential, special, indirect, or incidental damages, including loss of use or loss of profits, under any theory of law, arising from such failure. For the avoidance of doubt, the failure to qualify the New Line is not a default by Hexcel as long as Hexcel is not otherwise in default in supplying IM Fiber under the terms of this Memorandum and the Hexcel/ATK Supply Agreement.

(F) Exchange of Information

USEC will keep Hexcel apprised of the progress of the ACP in reasonable detail and will promptly inform Hexcel of any facts and circumstances that could result in any actual or anticipated abandonment or delay of the ACP.

Hexcel will keep USEC and ATK apprised of the progress of the New Line in reasonable detail and will promptly inform USEC and ATK of any facts and circumstances that could result in any actual or anticipated delay in qualifying the New Line beyond December 31, 2008.

8.  Nature of Memorandum

Nothing in the arrangements contemplated by this Memorandum is intended to constitute a partnership, joint venture or other common enterprise, and Hexcel retains, free and clear and without any restriction or encumbrance arising out of this Memorandum, all rights to its facilities, assets and intellectual property.

9. Confidentiality; Effective Date; Binding Commitments

Hexcel and USEC agree, and USEC shall cause ATK to agree, that this Memorandum and any information exchanged in the performance hereof shall be kept confidential and protected in accordance with the terms of the confidentiality agreement between Hexcel and USEC effective April 5, 2005 (“Hexcel/USEC Confidentiality Agreement”).

This Memorandum will become effective on the date (the “Effective Date”) on which the letter of credit is issued pursuant to Section 5. If the letter of credit is not issued on or before 30 days after the date hereof, then this Memorandum may be terminated by USEC or Hexcel upon written notice to the other Parties, and in such event no Party will have any obligation or liability to any other Party arising out of this Memorandum or the transactions contemplated thereby.

On becoming effective, this Memorandum is intended to be a legally binding commitment that supercedes any prior representations, agreements and understandings relating to the subject matter hereof, except for the Hexcel/USEC Confidentiality Agreement. Each Party has obtained its respective corporate or other approvals necessary for it to enter into and perform under this Memorandum. The terms of this Memorandum may not be waived or modified except by a writing signed by the Party against which the waiver or modification is sought to be enforced.

10. Termination; Continuing Default

(A) This Memorandum and/or the Hexcel/ATK Supply Agreement may be terminated by a Party pursuant to a termination right expressly provided in another Section of this Memorandum.

(B) This Memorandum and the Hexcel/ATK Supply Agreement, together and not separately, may be terminated by USEC and ATK, acting jointly, if there is a Continuing Default by Hexcel under the Memorandum or the Hexcel/ATK Supply Agreement.

(C) This Memorandum and/or the Hexcel/ATK supply Agreement may be terminated by Hexcel against either or both USEC and ATK if there is a Continuing Default by either of them under this Memorandum or the Hexcel/ATK Supply Agreement.

Unless otherwise expressly provided in another Section of this Memorandum, a termination will be effective upon notice and all liabilities accrued prior to termination will survive the termination.

The term “Continuing Default” means a material default by a Party which continues for more than sixty days after receipt of notice from the Party asserting such default that describes, in particular detail, the facts supporting the default.

Any termination of the Hexcel/ATK Supply Agreement that may arise under this Memorandum will affect the Hexcel/ATK Supply Agreement only to the extent it applies to this Memorandum and Schedule A and will have no effect on the Hexcel/ATK Supply Agreement as applied to any other program or contract or any other exhibit to the Hexcel/ATK Supply Agreement.

11. Force Majeure

A Party will be excused from performance under this Memorandum (except for the obligations to purchase the minimum amounts contained in Section 6(A)(ii) and (iii) and 6(B)) if the failure to perform arises from causes beyond the reasonable control of the Party.  Examples of such causes include acts of God or of the public enemy, acts of the Federal Government in either its sovereign or contractual capacity, fires, floods, epidemics, quarantine restrictions, strikes, freight embargoes, lack of raw material *****, and unusually severe weather; *****.  The Party asserting Force Majeure  will give notice to the other Parties promptly of the effect of such Force Majeure on performance under this Memorandum and the likely duration thereof, if reasonably known, and will keep the other Parties informed of any changes in such circumstances, including when such Force Majeure ceases.  The Party claiming Force Majeure shall use commercially reasonable efforts to continue to perform under this Memorandum, to remedy the circumstances constituting the Force Majeure and to mitigate the adverse effects of such Force Majeure on performance under this Memorandum. For the avoidance of doubt, (1) this Section 11 is not applicable in determining whether USEC is obligated to pay any Damage Amount pursuant to Section 7(A) and (2) to the extent that Hexcel does not supply IM Fiber because it is excused due to a Force Majeure, USEC and ATK shall be excused from their obligations to purchase such excused amount of IM Fiber, so that (a) USEC and ATK may purchase the excused amount of intermediate modulus carbon fiber from a different source without breaching Section 6(A)(i); (b) the minimum amount of intermediate modulus carbon fiber to be purchased pursuant to Section 6(A)(ii) shall be reduced by such excused amount; and (c) the minimum monthly amount of intermediate modulus carbon fiber to be purchased pursuant to Section 6(A)(iii) shall be reduced by such excused amount.

12. Notices

Notices and communications required to be given by a Party under this Memorandum will be in writing and deemed delivered when delivered personally or by courier, or when received if posted as registered or certified mail, to the following addresses

USEC

USEC Inc.
6903 Rockledge Dr.
Bethesda, MD 20817

*****
*****

ATK

ATK Space Systems, Inc
Freeport Center Building A15
Clearfield, UT 84016

*****
*****

Hexcel

Hexcel Corporation
11711 Dublin Blvd
Dublin, CA 94568

*****
*****

The foregoing contact information will be applicable for all notices and communications hereunder until such time as a Party by like means has notified the other Parties of any change.

13. Governing Law

This Memorandum will be governed by Delaware Law without applying conflicts of law principles. The Parties agree to submit any disputes under this Memorandum to the courts of Delaware for determination. If a court should determine that any provision of this Memorandum is unenforceable, the Parties intend that such provision be modified by the court so as to be enforceable to the fullest extent permitted under the law.

14.  Assignment

This Memorandum is not assignable in whole or in part by any party without the prior written consent of the other parties, except to a wholly owned subsidiary of the assignor (but in no event will the assignor be released from its obligations hereunder). This Memorandum shall inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns. A party may assign the right to receive payments from another party hereunder to a financial institution that generally collects payments from customers of the assignor but such assignment is subject to the rights of the payor with respect to such payments.

IN WITNESS WHEREOF, the Parties have caused this Memorandum to be executed by their duly authorized representatives as of the day and year first above written.

USEC Inc. By /s/ Charles W. Kerner Name: Charles W. Kerner Title: Director of Procurement and Contracts	ATK Space Systems Inc By /s/ Mark J. Messick Name: Mark J. Messick Title: Vice President and General Manager, ATK Aerostructures Division
Hexcel Corporation By /s/ Charles D. Dunbar Name: Charles D. Dunbar Title: Director of Sales

Schedule A
Exhibit J to Memorandum of Agreement
Between
Hexcel and ATK

Schedule A to USEC-ATK-Hexcel MOU

 Document:  Exhibit “J”
 Revision:  0
 Date: August I 6, 2007

PROPRIETARY

EXHIBIT “J”
DIRECT PURCHASE OF CARBON FIBER AND PREPREG PRODUCTS FOR
AMERICAN CENTRIFUGE PLANT WITH USEC

Exhibit “J” to Memorandum  of Agreement (MOA) Dated October 25, 2002 contains pricing and quantity terms for the period January 1, 2007 through December 31, 2011 for composite materials for the USEC American Centrifuge Plant (“ACP”).  Purchases will be made in accordance with the provisions of the Memorandum of Understanding (MOU) dated August 16, 2007 among USEC, ATK and Hexcel.

PRICING DETERMINATION:

Except as provided otherwise in the MOU and this Exhibit J, the pricing for the IM Fiber (as defined in the MOU) will be as described in Table 1 below and pricing for the Prepreg will be ***** per pound.  Those prices are 2007 base year prices and subject to escalation as provided below.

Table 1:  Calculation of IM Fiber Price as purchased

Volume of Prepreg Purchased: If USEC/ATK (combined) purchase the amount of Prepreg in the indicated year as provided below (in ‘000 pounds)				2007 Base Price Per Pound of IM Fiber: Then the price per pound of IM Fiber purchased by USEC or ATK shall be the amount below (subject to escalation formula) in the indicated year
2008	2009	2010	2011
Above 18	Above 111	Above 206	Above 210	*****
15<= x <18	97<= x <111	181<= x <206	184<= x <210	*****
13<= x <15	83<= x <97	155<= x <181	158<= x <184	*****
Below 13	Below 83	Below 155	Below 158	*****
SCHEDULE:

The minimum and maximum monthly amounts of IM Fiber that Hexcel is obligated to supply and that ATK agrees to purchase are set forth in table 2 below.

Table 2:  Monthly Purchases of ***** Carbon Fiber-For ACP

Nov/Dec 2008		2009		2010		2011
Minimum Monthly Purchase	Maximum Monthly Purchase	Minimum Monthly Purchase	Maximum Monthly Purchase	Minimum Monthly Purchase	Maximum Monthly Purchase	Minimum Monthly Purchase	Maximum Monthly Purchase
20,000	25,000	45,000	68,250	65,000	101,384	65,000	103,173

Notes:

1)  Hexcel is not obligated to supply any monthly shortfall in purchases of IM Fiber below the minimum purchase amounts which is due to ATK’s failure to adhere to the above purchase schedule nor is Hexcel obligated to supply any quantities of IM Fiber above the maximum purchase amounts unless due to Hexcel’s failure to supply.
2)  In no event will ATK order less than the monthly minimum purchase amount of IM Fiber above in any indicated month.  In addition, in no event will ATK purchase less than ***** for the ACP during the period from this date through December 2011.
3)  Monthly delivery quantity tolerance of IM Fiber or Prepreg available to Hexcel is -5/+5% of ordered quantity (i.e. performance within the tolerance is acceptable); provided, however, that, in such event, ATK shall not be deemed to be in default of the monthly minimum purchase requirement if it ordered the monthly minimum as required and Hexcel delivered less than the amount ordered.  On a quarterly basis, the parties shall true up the deliveries to the actual amounts ordered and the minimum quantities to be purchased; such true up procedure shall be developed by the parties.
4)  On or before August 31.2008, ATK shall provide Hexcel a forecast by month of its expected purchases of IM Fiber and Prepreg for November and December, 2008, along with a firm Purchase Order obligating ATK to purchase the amount of IM Fiber and Prepreg shown as forecasted for such months.  Thereafter, for each calendar quarter commencing with the first calendar quarter of 2009, ATK will provide Hexcel with an updated forecast by month of its expected purchases of IM Fiber and Prepreg for the year commencing at the beginning of that quarter (the “Forecasted Year”).  This forecast shall be provided at least 90 days prior to the commencement of the forecasted Year.  On or prior to the delivery of each forecast to Hexcel, ATK shall deliver to Hexcel a firm Purchase Order(s) obligating ATK to purchase the amount of IM Fiber and Prepreg shown as forecasted for the first calendar quarter of the Forecasted Year.
5)  In order for Hexcel to more efficiently manufacture and supply IM Fiber and Prepreg, for each forecast commencing for Forecasted Year commencing October 1, 2009, ATK will use its best efforts to cause the forecasts and Purchase Order(s) to provide for monthly deliveries of IM Fiber and of Prepreg in approximately equal amounts.  If the monthly amounts are significantly different, then the parties shall meet and confer and negotiate in good faith schedules that will cause the monthly deliveries to be approximately equal.
6)  For the purpose of setting a preliminary and final price for IM Fiber in any calendar year:  For the forecast of Prepreg to be purchased in a Forecasted Year that commences on January 1 of any year during the term (a “Forecasted Calendar Year”), the volume of Prepreg forecasted shall determine the preliminary price of the IM Fiber for such Forecasted Calendar Year as provided in Table 1 (as if the forecasted amount was the actual amount purchased).  During the Forecasted Calendar Year, the invoice price for the IM Fiber purchased shall be the preliminary price.  Within 30 days following the end of such Forecasted Calendar Year, Hexcel shall notify ATK of the amount of Prepreg actually purchased during the Forecasted Calendar Year, the actual price of the IM Fiber for the Forecasted Calendar Year as determined by Table 1, and, if the actual price differs from the preliminary price, that difference multiplied by the amount of IM Fiber purchased during the Forecasted Calendar Year.  Payment of such difference shall be made by the appropriate party to the other within 30 days following the receipt of the notice from Hexcel.  If during a Forecasted Calendar Year, either party believes that the amount of Prepreg that will be purchased is significantly different from the amount that was forecasted for such Forecasted Calendar Year such that the preliminary price should be adjusted, then the parties shall meet and confer and negotiate in good faith a preliminary price adjustment for the Forecasted Calendar Year.
7)  The parties acknowledge that the ranges for the “volume of Prepreg purchased” in Table 1 have been developed based on current anticipated volumes of Prepreg required for the ACP and Hexcel’s percentage share of that volume.  Due to design and product initiatives, it is possible that the actual volume of Prepreg to be used in the ACP will be significantly less, which will adversely affect sales of Prepreg by Hexcel and the purchase price of fiber by ATK.  If either party reasonably determines that there is a significant decrease in the volume of prepreg to be used in the ACP, then, following notice from one party to the other thereof, the parties will meet and confer and negotiate in good faith an adjustment in the ranges of the “volume of prepreg purchased” necessary to obtain the price reductions for IM Fiber, as shown in Table 1, with the intent that the parties reasonably share any adverse impact of the volume decline.  Notwithstanding the above, the parties agree that the price of the IM Fiber will be no less than *****.

ADDITIONAL CONDITIONS:

1.	***** for ACP demonstration trials will be at ***** and will not be subject to any price escalation adjustments.
Prepreg:  Prepreg for ACP demonstration trials will  be at ***** and will not be subject to any price escalation other than for increases in the delivered price to Hexcel of *****.
In General:  ATK will provide Hexcel with monthly Order projections for both products for each calendar year not later than November 1 of the prior year in order to support Hexcel operations planning.
2.
The pricing in this Exhibit covers carbon fibers manufactured and purchased per the following specification revisions--Sec Attachment A to Exhibit J--along with prepreg manufactured and purchased per a specification to be agreed in good faith by the parties.

3.	FOB point: Hexcel Salt Lake City Plant.
4.	The ***** will be supplied in spools (*****), and the ***** will be supplied in *****.
5.	Price Escalation formulae for Exhibit “J” materials as follows:
PRICE ESCALATION

*****:

Other than for ACP demonstration quantities, prices quoted herein are valid for delivery through December 31, 2007.  For deliveries commencing January 1, 2008 and beyond, prices shall be subject to escalation based on the formula below.  Pricing will be reviewed each November 1, commencing with November 2007, to determine the new price for deliveries made on or after January 1 of the next calendar year.  Price adjustments will be based on current prices prior to any discount that may apply to the current price.

*****

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*****
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Schedule A to USEC-ATK-Hexcel MOU

*****

Other than for ACP demonstration quantities, prices quoted herein are valid for delivery through December 31,
2007.  For deliveries commencing January 1, 2008 and beyond, prices shall be subject to escalation based on the formula below.  Pricing will be reviewed each November 1, commencing with November 2007, to determine the new price for deliveries made on or after January 1 of the next calendar year provided, however, that new prices will be determined within a year as often as necessary to reflect escalation in ***** delivered price of ***** to Hexcel for prepreg delivered in such year.  Price adjustments will be based on current prices prior to any discount that may apply to the current price,

*****

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*****
*****
*****
*****
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*****
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*****
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*****
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APPROVAL:
/s/ Mark J. Messick                                           /s/ Charles D. Dunbar
Vice President and General Manager                                                                Director of Sales
ATK Aerostructures Division                                                                Hexcel Corporation
ATK Space Systems Inc.

Schedule B
Modified Form
of
ATK Composites Procurement Terms and Conditions (Effective April 1, 2003 as Modified for Hexcel Corporation)

The following modifications to the ATK Composites Procurement Terms and Conditions (Effective April 1, 2003 as Modified for Hexcel Corporation) (the “Terms and Conditions”) which is incorporated into the ATK Supply Agreement shall apply to purchases pursuant to this Memorandum:

1)
The following Sections of the Terms and Conditions shall be deleted: 1.3, second paragraph of 1.6(b), 1.6(c), 1.10 (b), 1.10(c), 1.10(d), second paragraph of 1.13, 1.14, 1.15, 1.16, 1.42, 1.43, 1.44(d), 1.44(e), 1.44(h), 1.44(k), 1.45, 1.47, 1.48 and Section 2 (Special Provisions).

2)
The last sentence of Section 1.6(a) shall be amended to read:  “Unless performance is excused, deliveries will be made even in the event of a strike at either the Buyer’s or Seller’s location, unless prior written consent is obtained from the other party, which shall not be unreasonably withheld.”

3)
The last sentence of Section 1.6(b) shall be amended to read:  “Unless performance is excused, if ATK requests, Contractor shall, at Contractor’s expense, ship via air or other expedited routing to avoid the delay or minimize it as much as possible.”

4)	The second sentence of Section 1.7 shall be amended to read: “Either party may litigate any dispute arising under or relating to this Contract before a court located in the state of Delaware.”

5)	The first paragraph of Section 1.9 shall be amended to read:

“Failure of either party to enforce at any time any of the provisions of this Contract, or any rights in respect thereto, or to exercise any election therein provided, shall in no way be considered to be a waiver or relinquishment of the right to thereafter enforce such provisions or rights or exercise any subsequent elections.  Except as specifically provided, any and all of the rights and remedies under this Contract shall be cumulative and in addition to, and not in lieu of, the rights and remedies granted by law.  If any provision of this Contract becomes void or unenforceable by law, the remaining shall be valid and enforceable.”

6)	Section 1.12 shall be amended to read:

“Except to the extent claims arise from the other party’s negligent or intentional acts or omissions, each party agrees to indemnify and hold the other party, its officer’s, employees, agents and representatives, harmless from any and all claims, fines, penalties, offsets, liabilities, judgments, losses, damages, costs and profit disallowed, or expenses (including reasonable attorney’s fees) for:

(a)
Property damage or personal injury including death, of whatever kind or nature arising out of, as a result of, or in connection with the party’s, its employees’, agents’, Subcontractors’, and lower-tier Subcontractors to comply with any law, regulation, or clause whose terms are part of this Contract, and/or

(b)	Any liability which arises as the result of failure of the party’s or its lower-tier Subcontractors to comply with any law, regulation, or clause whose terms are part of this Contract, and/or

(c)
Liability from any actual or alleged patent, copyright, trademark, or trade secret infringement by reason of any manufacture, use, or sale of any articles delivered by Contractor under this Contract, provided that Contractor’s indemnification shall not apply:

i.
To the extent such infringement results directly from compliance with Buyer’s particularlized designs, specifications or instructions, or from changes made by Buyer to Contractor’s product after delivery without Contractor’s knowledge or authorization; or

ii.
To the extent such infringement results from the use or sale of the product in combination with other items (unless such combination was known and authorized by Contractor) and would not have occurred from the product itself.

(d)
The indemnifying party must be promptly notified of any claim for indemnity.  In the event of an obligation to indemnify, the indemnifying party, at the indemnifying party’s election, have sole charge and direction thereof, in which event, the other party, shall provide the indemnifying party reasonable assistance in the defense thereof as the indemnifying party may require.  The other party shall have the right to be represented in such suit by advisory counsel at the other party’s expense.”

7)
The first paragraph of Section 1.13 shall be amended to read:  “ATK and/or its customers shall at all times have title to all drawings and specifications furnished by ATK to Contractor.  Contractor agrees to use all drawings and specifications provided by ATK solely in connection with the Contract and shall not disclose such drawings and specifications to any person, firm or corporation other than those employees of ATK and/or its customers, the Contractor, or approved Subcontractors that have a need to know.”

8)
The second paragraph of Section 1.35 shall be amended to read:  “Notwithstanding the foregoing, any amounts due or to become due hereunder may be assigned by the Contractor provided that such assignment shall not be binding upon ATK unless and until ATK is notified thereof.”

9)	Section 1.39 shall be amended to read: “Irrespective of the place of performance, this Contract shall be governed by and construed according to the laws of the State of Delaware.”